UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2006
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On January 20, 2006, Intervoice, Inc. (the “Company”) appointed Jim Milton, age 45, to the position of Executive Vice President and Chief Operating Officer, effective upon the commencement of his employment by the Company on January 30, 2006. From October 2004 until December 2005, Mr. Milton was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. Prior to joining UGS, from May 2002 to September 2004, Mr. Milton served as Senior Vice President and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From January 2000 to May 2002, Mr. Milton was Senior Vice President and General Manager, North America for Compaq Computer Corporation, one of the world’s leading suppliers of Internet infrastructure and access solutions. None of UGS, Hewlett-Packard or Compaq is a parent, subsidiary or other affiliate of the Company.
     Mr. Milton’s starting salary will be $350,000 per year. The Company will provide Mr. Milton with an incentive compensation plan that will pay him a bonus equal to 70% of his base salary if the targets set forth in the plan are achieved. This incentive plan, when finalized and approved by the Compensation Committee of the Board of Directors, will be based 50% on meeting the Company’s Fiscal Year 2007 solutions bookings target and 50% on the terms and conditions of the Fiscal Year 2007 Incentive Compensation Plan for the Company’s officers and directors which the Compensation Committee will also finalize and approve. Mr. Milton will be awarded an option to purchase 150,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2005 Stock Incentive Plan effective upon commencement of his employment. The options will vest in three equal installments over a three-year period and have a life of seven years, subject to continued employment. The Company will prepare and offer Mr. Milton a definitive employment agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
General Counsel and Secretary

Date: January 25, 2006